WidePoint Corporation

Full Year 2013 Financial Results Conference Call

March 31, 2014

Operator:                             Good day, ladies and gentlemen, and thank you for standing by. Welcome to the WidePoint Corporation Full Year 2013 Earnings Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one on your touchtone phone. Please press star, zero for Operator assistance at any time. For participants using speaker equipment, it may be necessary for you to lift the handset before making your selection. This conference is being recorded today, March 31st of 2014.

I would now like to turn the conference over to David Fore of Hayden IR. Please go ahead, sir.

David Fore:                         Thank you, Operator. Good afternoon to all participants in WidePoint’s Full Year 2013 Financial Results Conference Call. With me today are WidePoint’s Chairman and CEO Steve Komar, and Chief Financial Officer Jim McCubbin. Steve will provide to you the 2013 results and Jim will provide additional financial details, and then we’ll open the call to questions from participants.

Before I turn the call over to Steve, I would like to remind all participants that during this conference call any forward-looking statements are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance and similar expressions including, without limitation, expressions using the terminology may, will, believe, expect, plans, anticipates, predicts, forecasts, and expressions which reflect something other than historical facts, are intended to identify forward-looking statements. These forward-looking statements involve a number of risk factors and uncertainties, including those discussed in the Risk Factor sections of WidePoint’s annual report on Form 10-K and its quarterly reports on Form 10-Q, and other SEC filings the Company releases. Actual results may differ materially from any forward-looking statements due to such risk factors and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after this conference call, except as required by law.

I will now turn the call over to WidePoint’s Chairman and CEO, Steve Komar, for opening remarks.

Steve Komar:                      Thank you, David, and good afternoon to all of you that have joined us today. As has been our past practice, we’d like to continue to express our appreciation to all of you for your continued interest in WidePoint Corporation.

Let me start by saying that 2013 proved to be a challenging, but critically important, year for WidePoint. Early in the year, we announced the launch of a number of programs that would change the way we do business and pursue revenue growth as a Company. These range from increased investment in our sales and marketing organization and resources, the building of a national direct sales force, growing our alliances and channel partner programs, reinvesting in our product development and infrastructure capabilities, and fundamentally changing our management structure to better meet the needs of an accelerated revenue growth environment. In effect, it was a conscious commitment to reinvest our targeted annual profits during the year in order to position the Company for the future, and we shared those plans and expectations with you in our quarterly calls during the year. I’m pleased to state that we have achieved these objectives, and we have primed WidePoint for accelerated growth in the years ahead.

With my opening comment as a backdrop, I’d like to spend a few minutes telling you why the Company has a dramatically different profile than it did a year ago.

I’m quite proud to say that WidePoint entered 2014 as a much stronger, much more diversified company, with a much larger market opportunity available to us than when we began in 2013. We are now at an inflection point, driven by accelerating business momentum and the increasing adoption of our newly launched Managed Mobility Solutions platform. Given its obvious importance to us, I’d like to spend a few minutes focusing on the drivers for this accelerating growth in 2014.

First and foremost, late in December 2013, WidePoint was awarded a $600 million single awardee Blanket Purchase Agreement by the Department of Homeland Security for Cellular Wireless Managed Products and Services. We actually won the contract much earlier in the year but, due to not one, but two, sequential protests from one of our competitors, the final awarding and release of this contract did not occur until almost the end of the calendar year, and the expected revenue ramp associated with it was delayed until 2014.

As I mentioned on our last quarterly call, this contract is transformational for the Company. Total contract value was up to $600 million over five years and it covers all DHS component agencies and organizations…Transportation Security, Customs & Border Protection, Immigration & Naturalization, the US Coast Guard, FEMA, and the Secret Service, amongst others…and mandates that all DHS component entities use this vehicle for mobile managed telecommunications services.

We held our kickoff meetings with DHS during the first quarter of this year, and we expect to see an initial revenue contribution from this contract by the end of the second quarter of this year. In fact, last week we received our first two task orders under the DHS BPA to deliver $2.3 million in services to the Federal Protective Service, a federal law enforcement agency within DHS, and from Customs & Border Protection, which further expands our existing relationship with this agency.

We are forecasting a four- to eight-quarter revenue ramp for the contract, up to an annualized run rate of approximately $75 million to $100 million. DHS is already one of our larger customers, and this new award will allow WidePoint to dramatically increase its presence and importance to the department. We see at least 100,000 devices available for our managed service offering under this agreement, and that’s just for our core services. Over time, we expect to offer additional products and services from our solutions portfolio, as well as those of our alliance partners, in order to capture even greater incremental revenue opportunities.

Moving on from DHS, we are also very excited about our channel partner strategy to pursue opportunities in the commercial market space. In November 2013, we executed a global agreement with Compass Group PLC, one of the world’s largest food and support services companies, headquartered in the UK, with annual revenue in excess of $27 billion, and over 500,000 employees working in and spread across 50 countries. Compass has been a telecommunications management customer in the US since 2005, and this new agreement provides Compass an expanded full menu of managed mobility solutions to support their locations worldwide. We will be providing our integrated MMS global solution for expense and procurement management to Compass in order to standardize their telecommunications reporting policies and cost controls. We expect to support approximately 30,000 internal Compass mobile devices, which suggest a recurring revenue opportunity to WidePoint well over $100,000 a month by the end of this year. Even more importantly, and on topic as regards channel partner strategies, Compass has committed to offer WidePoint’s products and services to its global network of suppliers and customers through its international partner program. This base represents the potential of over 500,000 additional devices for us to manage. This year, we plan to roll out our services to Compass’ top 10 countries, and we will incorporate the remaining countries in 2015. Over time, we plan to up-sell our base wireless offerings with other WidePoint managed mobility offerings.

More recently, in January of this year, we launched our secured, cloud-based Identity-as-a-Service, ‘Certificate-on-Device’, to deliver secure digital certificates for all types of mobile devices and sensors. In the work environments of today and tomorrow, with an increasingly mobile workforce, enterprises are being forced to extend their IT infrastructures well beyond their internal firewalls and into the cloud environment, and workers are accessing corporate information from multiple devices, including their own personal mobile devices. This is what is referred to as a Bring-Your-Own-Device, or BYOD, environment. This phenomenon creates a new range of expanded challenges to corporate IT management. Our Cert-on-Device solution addresses these challenges head on. This cloud-based solution provides federally-compliant, assured information security well beyond the simple user name and password-based VPN solution. It can securely identify smartphones, tablets, IP cameras, POS terminals, and sensors, and it has both EMV and near-field communication capabilities.

We see an addressable market of over 100 million devices across multiple industry verticals for Cert-on-Device. We are currently developing partnerships with both carriers and major device manufacturers for deployment on handsets and other mobile devices. Our solution can be delivered on an SD or micro SD card, or on a TPM, or trusted platform module, and we also are pursuing an opportunity to add the security chip directly into the device hardware. We view Cert-on-Device as a unique competitively-differentiated solution that has the potential to disrupt the market and further enhance our MMS offerings, and at a range of $1 to $5 per device per month across a potential base of over 100 million devices, needless to say this, is an extremely large addressable revenue opportunity for us.

Beyond DHS, Compass and Cert-on-Device, we continue to sign on new customers and commercial partners. In January, we were awarded wireless managed service contracts by the Centers for Disease Control and Prevention, the CDC, and the Federal Communications Commission, the FCC. The CDC has been a customer since 2006, and we were very pleased to be selected by the FCC, the very agency responsible for our nation’s communications policies and infrastructure.

In February, we partnered with Truphone, a global network mobile network operator, to provide local communications functionality to our customers as they travel internationally; and we expanded our channel relationship with a US-based national professional services company to provide our managed mobility solution as a private label service under their own national brand. We expect to gain 30 to 40 new commercial clients annually, as this partner alone aggressively ramps up the training of its 700-person national sales force. Also, in March, we partnered with Mount Airey Group to provide ePassport Certificate Management and Validation services to the airports, airlines and regulatory agencies, in order to effectively, securely and efficiently verify ePassports.

In anticipation of these and other contract wins, we invested substantially in our sales and marketing effort in 2013. We made several key sales and marketing hires during the year to broaden our skills and expertise and to improve our market awareness and sales reach into our target markets. John Atkinson joined us early in 2013 as Chief Sales and Marketing Officer and has led the effort to grow and reposition our sales and marketing talent to best meet our aggressive sales goals and objectives.

In addition, we expanded our indirect distribution channel partner program and revised our commission payment programs to drive sales growth toward our higher margin services. We now have a deployed national direct sales force, continually growing pipelines and backlogs, and, increasingly, an embedded sales culture and mindset.

Clearly, we have very substantial opportunities ahead of us both in the US and abroad. The recent pace of new contracts and new relationships has been frenetic, we expect that pace to continue, and we know that our challenge is to execute and deliver, and our management team is motivated and incented to maximize the realization of these growth opportunities.

In order to better address these opportunities, also in March, we completed a $12.5 million capital raise. We successfully issued approximately 9.1 million shares at a per share price of $1.38. This offering was substantially oversubscribed, with investor demand totaling more than double the number of shares than were actually issued. We were very pleased with the exceptionally positive response from interested investors that we witnessed, and these new proceeds will allow us to support and broaden our growth strategy.

With that financial reference as a segue, I’d now like to turn the call over to Jim McCubbin, WidePoint’s CFO, for an in-depth discussion of our full year financial results. Following Jim’s analysis, I’ll lay out a few summary comments, and we’ll then be opening up the call for all of your questions. Jim, the floor is yours.

James McCubbin:            Thank you, Steve. Hello, everyone. Again, thank you all for joining our call today. This past year has been truly interesting, challenging, fulfilling, and definitely filled with enough drama and intrigue to fill the pages of a long novel. Through it all, the one thing we can say is that we leave 2013 financially stronger than we entered it, with more assets, customers and opportunity than we have seen in our past. The financial challenge for us today is to build upon our new customer contracts and awards that we won late in 2013 and to build a recurring and sticky new set of revenue streams that will bolster our financial foundation in 2014 and beyond.

Looking at 2013, we witnessed a decrease in revenues of approximately 16% to $46.8 million, as compared to the $55.8 million in 2012. This decrease was attributable, in part, to a shift in our sales strategy that Steve has already discussed, along with a combination of other factors, such as delays in government product resale transactions, customer implementations, commercial market attrition, and the subsequent delay of a major contract award with the DHS that we originally received in April of 2013, but that we did not see released until December of 2013. All in all, a perfect storm of events, given government sequestration, debt ceiling threats and economic malaise that we had to work our way through, while at the same time shifting our entire revenue strategy. Given all of that, we did demonstrate that we have a base of sticky revenues of approximately $45 million, of which over 75% of that is with customers that have been with us for greater than five years. Not a bad base to build a solid foundation from, especially given the awards and some of the milestones that we actually achieved in the end of 2013.

Looking at gross profit for the year, we had gross profit of approximately $12.1 million, or 26% of revenues, as compared to approximately $13.9 million, or 25% of revenues, in 2012. The dollar basis decrease in gross profit was due to lower revenues, but the percentage increase was due to the shift in mix of services and products that we sell.

It should be noted that we may continue to see periods of variability in margin growth as a result of lower margin government resale transactions that may occur from time to time and the fact that the timing of government transactions is uncertain given the sequestration-related delays that we have experienced over the last four quarters. Nonetheless, it should be noted that our focus, though, will remain on growing sales of higher margin recurring services and not be as susceptible to federal government awards over time.

Sales and marketing expense in 2013 was approximately $3.1 million, or 7% of revenues, as compared to approximately $2.7 million, or 5% of revenues, in the same period last year. The increase predominantly reflects how we invested in our sales infrastructure to expand our growth opportunity here in the US and abroad. It also showcases our hiring of John Atkinson as our Chief Sales & Marketing Officer, along with additional marketing generation sales professionals, and a shift from one set of sales costs to another set of infrastructure sales costs that is focused on winning stickier, longer-life revenue streams. While this impacts revenue growth as we transition the Company to higher margin and longer-life revenue streams, we believe we should realize a higher value revenue stream in the future given this change.

General and administrative expenses in 2013 were approximately $9.8 million, or 21% of revenues, as compared to approximately $9.8 million, or 18% of revenues, in 2012. General and administrative expenses included non-cash gains of approximately $1.25 million that reflected a reduction in the fair value of the contingent obligation that we had, as measured at the reporting date, that offset a number of increases in costs associated with the legal defense of our DHS contract that was protested and other increases in fringe and other costs associated with maintaining a workforce sufficient to support many of our late 2013 contract awards.

Given all of this, the loss from operations in 2013 was approximately $1.2 million, compared to income from operations of approximately $1.0 million in 2012. Looking though, at adjusted earnings before amortization and depreciation, the Company realized a loss of approximately $142,000. As we had stated in January of 2013, our goal for 2013 was to invest predominantly all of our cash earnings into both paying down debt and making the necessary investments to position the company for the future. Factoring in the tax adjustments, depreciation and interest costs, our net loss for the year was approximately $1.7 million, as compared to net income of approximately $0.8 million in 2012.

Given this, as well as the challenges we faced in 2013, we managed through it all, while investing heavily in our business in order to position the Company for growth and profitability in 2014, and beyond. We paid down our debt in 2013, almost reducing it by half, to $2.5 million, and with our recent 12.5 million capital raise last month we have ample working capital on hand to aggressively pursue new business and partnership opportunities in the US and abroad.

Looking ahead to 2014, financially, we believe that the first quarter should represent a bottoming for us, as we work through the start-up phase of our new contract awards and product launches. As we enter the second quarter, we believe we will receive a number of task orders from the major components from DHS to start an upward lifting of revenues that will build revenues in each subsequent quarter. We believe we’ll start to see this positive ramp start in the end of the second quarter of 2014, as we have just started to be notified of task order awards from the DHS components. We further believe that we will start to recognize initial revenues starting the beginning of the second half of 2014 related to Cert-on-Device, Compass, as well as our other initiatives that were launched in the beginning of 2014. Given this, we firmly believe we’re at the crossroads of a financial turn in the fortunes of WidePoint, one that will showcase how we can finally demonstrate the leverage in our financial model to not just grow revenues, but one that will ramp operating income and demonstrate the leveragability in that model.

With that, I’d like to turn it back to you, Steve.

Steve Komar:                      Thanks, Jim. To sum up our growth strategy, I wanted to highlight our top five key initiatives for 2014, and beyond.

Number one, to accelerate sales and marketing results by showcasing our integrated managed service offering product suite. In support of that effort, we brought on our earlier mentioned Chief Sales & Marketing Officer, centralized our sales and marketing, and deployed a national direct sales force, as well as unifying our branding strategy. The building blocks are in place to drive this acceleration and new business successes.

Number two, to expand our channel partners and third-party relationships to increase our geographic breadth and distribution reach and coverage. I have already mentioned Compass and Truphone, but we are also very excited about new partners like Xceedium and Thalus.

Number three, to strengthen our international and multinational positioning. We plan to enter Europe/Mideast and Asia Pacific markets via partnerships, joint ventures and/or acquisitions.

Number four, to displace competitors with our broad cloud-based product suite. We are the only player in the market that can overlay a combined telecommunications lifecycle, mobile device management and mobile security solution, also featuring our proprietary cyber security offerings.

Number five, to pursue acquisitions in the US and abroad. This goes hand-in-hand with strengthening our international positioning, particularly in supporting our US-based, multinational customers, but we are also actively looking for complementary bolt-on solutions to expand and enhance our managed service offerings.

I hope this gives everyone the framework for how we plan to grow and pursue the market opportunity ahead of us in 2014, and beyond. We definitely believe that we are in the right place at the right time and that we have taken the necessary steps that will give us the tools to achieve our growth goals and our success in building the future value of our business.

I’d like to now open the call to our listeners’ questions. Operator, if you can assist us by opening the line and sequencing the questions and comments from our listeners, that would be appreciated.

Operator:                            Thank you. Ladies and gentlemen we will now begin the question and answer session. If you would like to ask a question, please press the star, followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star, followed by the two. One moment, please.

Our first question comes from the line of Mike Malouf with Craig Hallum Capital Group. Please go ahead.

Ross Licero:                       Yes, hi, this is Ross Licero on for Mike.

Steve Komar:                      Hi, Ross.

Ross Licero:                      Hi. Could you give us a little color on gross margins? It looks like they were down pretty notably from the first half, at about 29.2%, down to the second half. Was that just government resale or is there something else going on there?

Steve Komar:                     That was just a bit of a shift in the mix to a little bit higher in the fourth quarter, specifically margins on the resale, software resale, for the end of the year. Overall, that was a blip that caused a little bit of an overall decline, that’s all.

Ross Licero:                      Okay, great, and touching on that the fifth bullet point for growth looking forward to next year, how is the pipeline for acquisitions looking, are you close to anything, and I guess where specifically are you looking?

Steve Komar:                     Ross, I think my answer to that has to be couched a little bit in what I can and can’t say. I will say that we have an active pipeline. We have identified approximately three potential opportunities for us to consider and put in place in the course of 2014. The timing is different on each and they comprise, both, what I refer to as a bolt-on acquisition and also as a potential international market or geographic expansion. Beyond that, obviously, for reasons of confidentiality, I can’t say more.

Ross Licero:                       Okay, thanks. I appreciate the color.

Operator:                            Thank you. Our next question comes from the line of Mike Crawford with B. Riley & Company. Please go ahead.

Mike Crawford:                Thank you. Steve, you talked about a frenetic pace of activity in growing pipelines and backlogs. Is there any way you could quantify the backlog or sales pipeline?

Steve Komar:                     I’ll start with the frenetic pace. What I was referring to is that in the course of the last four months, we’ve basically embodied and put in place more major new relationships, and I think that’s indicative of not only the pace but our expectations going forward.

In terms of pipelines and backlog, backlog is a difficult thing for us, because—like, for instance, we just talked to you about the $600 million BPA. The backlog value of that today is $2.3 million. So, the reality is our backlogs tend not to measure where we are effectively.

If we go to pipeline, I will tell you that we have put a number of disciplines in place that we did not have before, and when I look at a pipeline report from our sales and marketing organization today, it is in the area of pushing between $125 million and $150 million. That does not include the major other circumstances that we’ve talked to you about on this call. It involves normal day-to-day customer building relationships, new opportunities. That number is dramatically higher than it was a year ago, so we view that as a very positive directional statement.

Mike Crawford:                Okay, thank you, Steve. Then, Jim, is there a way to—or how much can you differentiate among—revenue between what you might want to call, or say, low margin ‘pass-through’ or carrier services revenue versus everything else for Q4 2013?

James McCubbin:             Well, Mike, in general, I can’t comment on the fourth quarter, I can estimate for the full year of 2013, and that number would probably be around $18 million, as an estimate. We put in new tracking capabilities in the first quarter, and we will start reporting on carrier services as a portion of our business and then tracking it forward where we expect it to go.

Mike Crawford:                 Okay, thank you. Then, just on your technology, clearly, you invested many funds in 2013. You also have historically acquired some companies that had done a lot of investing in products and services and platforms in the past, yet where this all shows up in, say, a GAAP reporting line, it’s less clear, because the R&D line itself—well, I mean, there isn’t a specific R&D breakout, but can you just talk a little bit about the level of investment spending that WidePoint’s doing today and maybe has been done historically by the companies that comprise WidePoint, say?

James McCubbin:              Well, let’s kind of approach that a couple of different ways. A lot of the credentialing work that was done with the DOD, in various component parts of that, and the federal government invested in just one of our subsidiaries alone over a period of time probably in excess of $35 million in consulting services, on a design-and-build capability, as well as what they invested themselves. So, if you look at that, that would be off balance sheet because it would have been run through the P&L. But that is just in that one line item alone, if you assembles all those costs, we believe far greater than $35 million just there that’s off balance sheet.

As it goes to just maintaining the authority to operate, for example, some of the credentialing services that we offer, and the testing and auditing and new capabilities, last year alone, it was well in excess of $1 million. We put that into our G&A, where a lot of that shows up. When we turn around and look at the telecom expense in mobile management that was developed by TSA Force, we see another multi-million dollar effort that was done through consulting efforts, where we built it along with them, where we got to keep the commercial rights.

This past year, we have been working on a consolidation and a unification of some of the platform work there, in which case, again, we invested probably not quite a million dollars, but in continuing telecom and R&D support in this area, probably touching it. We did that because we’re consolidating and unifying a lot of our software into this new platform. So, we continue to do that. It’s a big component of our G&A that you see in it. We have not broken it out in the past because we haven’t broken out different components to G&A. Does that help?

Mike Crawford:                Yes, that’s very helpful, thank you, and then a final question. You mentioned you expected Compass to ramp in the second half of 2014, but by that did you mean just to play internationally in several markets for Compass itself or do you think we could also see some success on their channel partner initiative, where they’re marketing your solutions to their customers?

Steve Komar:                    Well, I think, Mike, in the frame of reference that we talked about in this call, I think it’s fair to say that we expect—to clarify, it’s fair to say that we expect to see the international deployment of Compass services through 10 countries in the second half of 2014. We have a number of plans in place to accelerate and take advantage of this partner relationship. The honest conversation is that we have not factored that into our numbers because we need to get a little further along to better understand how this partnership is going to work, and also we want to take a little bit of extra care to make sure we don’t screw it up, because there is an awful lot of revenue potential out there and right now we have just not put anything into the forecast for 2014. We clearly expect that to be a ramp up in 2015.

Mike Crawford:                 Great. Thank you, Steve, thank you.

Steve Komar:                     Thank you.

Operator:                           Thank you. Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one on your touchtone phone at this time.

I’m showing we have no further questions. Please continue.

Steve Komar:                     Thank you, Operator. It appears we’ve taken all requests and, Operator, thank you for your assistance.

As a closing comment, I just want to say that we are very, very positive about your perceptions for revenue growth and profitability and the future outlook for WidePoint in 2014, and beyond. The management of your Company is obsessively focused on building the business for the future and maximizing enterprise value in the years ahead. So, until we speak again, we thank you very much for your interest and wish you a pleasant evening.

Operator:                           Ladies and gentlemen, this does conclude the conference for today, we thank you for your participation and you may now disconnect.